Exhibit 99.1

NEWS RELEASE

Contact:

Alliance Imaging

Howard Aihara

Executive Vice President

Chief Financial Officer

(714) 688-7100

ALLIANCE IMAGING REPORTS RESULTS

FOR THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2007;

ANNOUNCES DEFINITIVE AGREEMENT FOR ACQUISTION;

ANNOUNCES RESTATEMENT OF SECOND QUARTER 2007 FINANCIAL
STATEMENTS RELATING TO CLASSIFICATION OF MARKETABLE SECURITIES

ANAHEIM, CA—October 31, 2007—Alliance Imaging, Inc. (NYSE:AIQ), a leading national provider of diagnostic imaging services, announces results for the third quarter and nine months ended September 30, 2007.  The Company also announces an acquisition which is expected to close in the fourth quarter.

Acquisition - Fourth Quarter 2007

The Company has signed a definitive agreement to purchase all of the outstanding shares of the New England Health Enterprises Business Trust (NEHE) and all of the outstanding membership interests of New England Imaging Management, LLC, a fixed-site provider of magnetic resonance imaging and computed tomography.  NEHE operates seven fixed-sites and one mobile MRI system in Maine and Massachusetts.  The total purchase price, which includes amounts Alliance will pay for the purchase of certain minority interests, in addition to the shares of NEHE and New England Imaging Management, LLC, is expected to total approximately $48 million in cash and assumed liabilities. Annualized revenue from the NEHE acquisition is expected to total approximately $20 million. The Company expects this acquisition to close in the fourth quarter.

Paul S. Viviano, Chairman of the Board and Chief Executive Officer, stated, “We are delighted to announce that we have reached a definitive agreement to purchase premium diagnostic imaging fixed-sites. This transaction will be a significant part of our future growth strategy. Our strategy is to acquire radiation therapy centers and fixed-sites with operations in certificate-of-need states, and PET/CT providers. The expected closure of the NEHE acquisition will raise our already significant fixed-site presence in the Northeast.  The NEHE acquisition, when complete, will be accretive and will only add modest leverage to our balance sheet.”

Third Quarter and First Nine Months 2007 Financial Results

Alliance’s third quarter and first nine months of 2007 revenue and Adjusted EBITDA (as defined below) are on track to achieve the Company’s full year 2007 financial guidance.  Alliance’s revenue and Adjusted EBITDA were negatively impacted by the Medicare reimbursement reductions related to the Deficit Reduction Act of 2005 (“DRA”) and Medicare Part B HOPPS reimbursement rate reduction for positron emission tomography and positron emission tomography/computed tomography (“PET and PET/CT”) imaging procedures which came into effect for services furnished on or after January 1, 2007.  The full year 2007 revenue and Adjusted EBITDA impact of the DRA and PET and PET/CT HOPPS reimbursement rate reductions is expected to total approximately $14 million.

Revenue for the third quarter of 2007 decreased 2.9% to $110.2 million from $113.5 million in the third quarter of 2006.  For the first nine months of 2007, revenue was $331.3 million compared to $344.1 million in the same period of 2006, a decrease of 3.7%.

Alliance’s Adjusted EBITDA was $40.4 million in the third quarter of 2007, a 4.4% decrease, compared to $42.2 million in the same quarter a year ago. For the first nine months of 2007, Adjusted EBITDA totaled $125.9 million compared to $130.7 million in the first nine months of 2006, a decrease of 3.7%.

“Adjusted EBITDA” as defined under the terms of Alliance’s Credit Agreement, is earnings before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense, lawsuit settlement and other non-cash charges.  For a more detailed discussion of Adjusted EBITDA and reconciliation to net income, see the table entitled “Adjusted EBITDA” included in the tables following this release.

Earnings per share on a diluted basis, in accordance with generally accepted accounting principles, were $0.08 per share in the third quarter of 2007 and $0.09 per share in the third quarter of 2006.

Earnings per share on a diluted basis were $0.28 and $0.29 per share for the first nine months of 2007 and 2006, respectively.

Cash flows provided by operating activities totaled $36.5 million in the third quarter of 2007 compared to $28.7 million in the corresponding quarter of 2006, and totaled $80.4 million and $77.2 million in the first nine months of 2007 and 2006, respectively.  Capital expenditures in the third quarter of 2007 were $10.2 million compared to $13.5 million in the third quarter of 2006, and were $45.2 million and $56.5 million for the first nine months of 2007 and 2006, respectively.  Alliance opened one new fixed-site in the third quarter of 2007 and has opened nine new fixed-sites and one new radiation therapy center in the first nine months of 2007.

The Company’s increase in cash and cash equivalents and marketable securities, net of the increase in long-term debt, totaled $45.5 million in the first nine months of 2007 compared to $35.3 million in the same period of 2006.  Alliance’s total long-term debt (including current maturities) increased $0.9 million to $530.3 million as of September 30, 2007 from $529.4 million as of December 31, 2006.  Cash and cash equivalents and marketable securities increased $46.5 million to $62.9 million at September 30, 2007 from $16.4 million at December 31, 2006.

Mr. Viviano further stated, “We continue to focus on delivering strong operating results.  In a challenging environment, Alliance has delivered performance in-line with the Company’s full year guidance.  Our strong balance sheet allows us to continue to focus on the development of de novo radiation therapy centers and fixed-sites, along with select acquisitions.  Alliance continues to invest capital in a highly disciplined manner and as a result, the Company is well-positioned for the future.”

Full Year 2007 Guidance

Alliance is updating its full year 2007 guidance ranges as follows:

	Previous	Revised
	Guidance Range	Guidance Range
(Dollars in millions)
Revenue	$431 - $443	$439 - $443
Adjusted EBITDA	$154 - $162	$162 - $164
Capital expenditures	$75 - $85	$55 - $65
Increase in cash and cash equivalents and marketable securities, net of the change in long-term debt (before acquisitions)	$26 -$36	$45 - $55
Fixed-site openings	12 - 17	14 - 17
Radiation therapy site openings	1 - 3	1 - 2

Restatement —Classification of Marketable Securities

Alliance will restate its previously reported second quarter 2007 financial statements to correct the accounting for marketable securities.  As of June 30, 2007, the Company held positions of $15.0 million in marketable securities, which were incorrectly classified as cash and cash equivalents on its June 30, 2007 condensed consolidated balance sheet.  Under Generally Accepted Accounting Principles (“GAAP”), these amounts should have been classified as marketable securities.  The restatement will decrease the Company’s cash and cash equivalents on the Company’s June 30, 2007 condensed consolidated balance sheet by $15.0 million and increase the Company’s marketable securities by the same amount.  The restatement will increase the Company’s purchases of marketable securities in investing cash activities by $15.0 million on the Company’s condensed consolidated statement of cash flows for the six months ended June 30, 2007, and will result in no change to its condensed consolidated statements of operations and comprehensive income for the three and six months ended June 30, 2007.  Since the Company’s previously issued financial statements for the second quarter of 2007 do not reflect the reclassification required under the correct accounting method, they should no longer be relied upon.  The Company expects to file restated financial statements covering this period with the Securities and Exchange Commission as soon as practicable.

Earlier this year, the Company began accumulating cash and cash equivalents with the expectation of funding select future acquisitions.  In June 2007, contrary to directions given by the Company to its financial institution to invest the Company’s funds in cash and cash equivalents, the financial institution invested in marketable securities without timely notifying the Company of the transactions.  The Company learned of the transactions and determined that its accounting for the transactions did not comply with GAAP.  Management then discussed the error with the Company’s independent registered public accounting firm and the Company’s audit committee.  As the investments in marketable securities began in June 2007, the Company has determined that the incorrect classification does not exist in reporting periods prior to the second quarter 2007 financial statements.

Third Quarter 2007 Earnings Conference Call

Investors and all others are invited to listen to a conference call discussing third quarter 2007 results.  The conference call is scheduled for Thursday, November 1 at 1:00 p.m. Eastern Time.  The call will be broadcast live on the Internet and can be accessed by visiting the Company’s website at www.allianceimaging.com.  Click on Audio Presentations in the Investors section of the website to access the link.

The conference call can also be accessed at (888) 247-2250 (United States) or (973) 935-8452 (International).  Interested parties should call at least five minutes prior to the conference call to register. A replay of the call can be accessed until March 1, 2008 by visiting the Company’s website or by calling (877) 519-4471 (United States) or (973) 341-3080 (International).  The conference call identification number is 9388964.

About Alliance Imaging

Alliance Imaging is a leading national provider of shared-service and fixed-site diagnostic imaging services, based upon annual revenue and number of diagnostic imaging systems deployed.  Alliance provides imaging and therapeutic services primarily to hospitals and other healthcare providers on a shared and full-time service basis, in addition to operating a growing number of fixed-site imaging centers.  The Company had 470 diagnostic imaging systems, including 310 MRI systems and 76 PET or PET/CT systems, and served over 1,000 clients in 43 states at September 30, 2007.  Of these 470 diagnostic imaging systems, 74 were located in fixed-sites, which includes systems installed in hospitals or other buildings on or near hospital campuses, medical groups’ offices, or medical buildings and retail sites.  The Company also operates three radiation therapy centers as of September 30, 2007.

Forward-Looking Statements

This press release contains forward-looking statements relating to future, not past, events.  In this context, forward-looking statements often address our expected future business and financial results and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” or “will.”  Forward-looking statements by their nature address matters that are uncertain and subject to risks.  Such uncertainties and risks include:  changes in the preliminary financial results and estimates due to the restatement or review of the Company’s financial statements; the nature, timing and amount of any restatement or other adjustments; the Company’s ability to make timely filings of its required periodic reports under the Securities Exchange Act of 1934; issues relating to the Company’s ability to maintain effective internal control over financial reporting and disclosure controls and procedures; difficulties the Company may face in connection with recent, pending or future acquisitions, including unexpected costs or liabilities resulting from the acquisitions, diversion of management’s attention from the operation of the Company’s business, and risks associated with integration of the acquisitions; and other risks and uncertainties identified in the Risk Factors section of the Company’s Form 10-K/A for the year ended December 31, 2006 and Form 10-Q for the quarter ended June 30, 2007, in each case filed with the Securities and Exchange Commission.  These uncertainties may cause actual future results or outcomes to differ materially from those expressed in the Company’s forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company does not undertake to update its forward-looking statements except as required under the federal securities laws.

# # #

ALLIANCE IMAGING, INC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME

(Unaudited)

(in thousands, except per share amounts)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Revenues	$113,468	$110,162	$344,116	$331,324

Costs and expenses:
Cost of revenues, excluding depreciation and amortization	60,163	58,829	182,621	173,158
Selling, general and administrative expenses	13,669	13,439	41,037	42,710
Severance and related costs	—	282	536	522
Depreciation expense	20,818	20,450	62,738	62,039
Amortization expense	1,230	1,139	3,703	3,543
Interest expense, net of interest income	11,038	9,953	30,835	30,415
Other (income) and expense, net	(174)	8	298	(523)
Total costs and expenses	106,744	104,100	321,768	311,864
Income before income taxes, minority interest expense, and earnings from unconsolidated investees	6,724	6,062	22,348	19,460
Income tax expense	2,998	3,006	10,204	10,199
Minority interest expense	551	323	1,586	1,315
Earnings from unconsolidated investees	(1,129)	(1,214)	(4,145)	(6,450)
Net income	$4,304	$3,947	$14,703	$14,396

Comprehensive income, net of taxes:
Net income	$4,304	$3,947	$14,703	$14,396
Unrealized (loss) gain on hedging transactions, net of taxes	(720)	(312)	105	(843)
Comprehensive income, net of taxes:	$3,584	$3,635	$14,808	$13,553

Earnings per common share:
Basic	$0.09	$0.08	$0.30	$0.29
Diluted	$0.09	$0.08	$0.29	$0.28

Weighted average number of shares of common stock and common stock equivalents:
Basic	49,844	50,898	49,737	50,442
Diluted	50,505	51,815	50,239	51,502

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands)

	December 31,	September 30,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$16,440	$34,326
Marketable securities	—	28,575
Accounts receivable, net of allowance for doubtful accounts	51,569	55,363
Deferred income taxes	20,199	25,368
Prepaid expenses and other current assets	4,211	5,836
Other receivables	8,096	8,613
Total current assets	100,515	158,081

Equipment, at cost	769,967	765,152
Less accumulated depreciation	(425,790)	(436,615)
Equipment, net	344,177	328,537

Goodwill	150,069	150,069
Other intangible assets, net	35,782	32,395
Deferred financing costs, net	6,947	5,990
Other assets	27,036	18,061
Total assets	$664,526	$693,133

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$14,525	$11,782
Accrued compensation and related expenses	16,993	18,064
Accrued interest payable	4,320	7,267
Income taxes payable	637	—
Other accrued liabilities	32,331	28,705
Current portion of long-term debt	2,858	2,822
Total current liabilities	71,664	68,640

Long-term debt, net of current portion	373,026	373,980
Senior subordinated notes	153,541	153,541
Minority interests and other liabilities	4,376	5,420
Deferred income taxes	78,893	90,532
Total liabilities	681,500	692,113

Stockholders’ (deficit) equity:
Common stock	499	503
Additional paid-in deficit	(7,070)	(2,633)
Accumulated comprehensive income	1,356	513
(Accumulated deficit) retained earnings	(11,759)	2,637
Total stockholders’ (deficit) equity	(16,974)	1,020
Total liabilities and stockholders’ (deficit) equity	$664,526	$693,133

ALLIANCE IMAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2006	2007
Operating activities:
Net income	$14,703	$14,396
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	2,625	2,491
Non-cash share-based compensation	1,965	2,716
Depreciation and amortization	66,441	65,582
Amortization of deferred financing costs	1,193	1,267
Adjustment of swaps to fair value	492	1,501
Distributions less than equity in undistributed income of investees	134	155
Deferred income taxes	9,256	7,606
Excess tax benefit from share-based payment arrangements	—	(593)
Loss (gain) on sale of assets	298	(523)
Changes in operating assets and liabilities:
Accounts receivable	(10,922)	(6,285)
Prepaid expenses and other current assets	(1,102)	(1,625)
Other receivables	(3,373)	(517)
Other assets	(243)	(3,635)
Accounts payable	(11,212)	(3,012)
Accrued compensation and related expenses	2,822	1,071
Accrued interest payable	2,943	2,947
Income taxes payable	(87)	(637)
Other accrued liabilities	1,591	(3,594)
Minority interests and other liabilities	(357)	1,044
Net cash provided by operating activities	77,167	80,355

Investing activities:
Equipment purchases	(56,516)	(45,166)
Decrease in deposits on equipment	7,944	9,681
Purchases of marketable securities	—	(39,850)
Proceeds from sales of marketable securities	—	11,275
Proceeds from sale of assets	4,663	2,819
Net cash used in investing activities	(43,909)	(61,241)

Financing activities:
Principal payments on equipment debt	(2,716)	(2,138)
Proceeds from equipment debt	—	138
Principal payments on term loan facility	(2,675)	(600)
Principal payments on revolving loan facility	(52,000)	(7,000)
Proceeds from revolving loan facility	22,500	7,000
Payments of debt issuance costs	(250)	(310)
Proceeds from exercise of employee stock options	1,376	1,089
Excess tax benefit from share-based payment arrangements	—	593
Net cash used in financing activities	(33,765)	(1,228)

Net (decrease) increase in cash and cash equivalents	(507)	17,886
Cash and cash equivalents, beginning of period	13,421	16,440
Cash and cash equivalents, end of period	$12,914	$34,326

	Nine Months Ended September 30,
	2006	2007

Supplemental disclosure of cash flow information:
Interest paid	$26,682	$25,877
Income taxes paid, net of refunds	1,327	3,270

Supplemental disclosure of non-cash investing and financing activities:
Net book value of assets exchanged	$6,361	$1,405
Capital lease obligations assumed for the purchase of equipment debt	1,839	3,518
Equipment debt transferred to unconsolidated investee	(2,772)	—
Comprehensive income (loss) from hedging transactions, net of taxes	105	(843)

ALLIANCE IMAGING, INC.

ADJUSTED EBITDA

(in thousands)

Adjusted EBITDA represents net income before interest expense, net of interest income; income taxes; depreciation expense; amortization expense; minority interest expense; non-cash share-based compensation; a maximum of $750,000 of severance and related costs in each fiscal year; non-recurring shareholder expense, lawsuit settlement, and other non-cash charges.  Adjusted EBITDA is not a presentation made in accordance with accounting principles generally accepted in the United States of America.  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as  a measure of profitability or liquidity.  Adjusted EBITDA is included because the Company’s amended credit agreement uses a measure similar to this to calculate the Company’s compliance with covenants such as interest coverage ratio (as defined in Section 7.6A of the Company’s amended credit agreement), consolidated leverage ratio (as defined in Section 7.6B of the Company’s amended credit agreement) and consolidated senior leverage ratio (as defined in Section 7.6J of the Company’s amended credit agreement).  The Company’s failure to comply with these covenants could result in the amounts borrowed under these instruments, together with accrued interest and fees, becoming immediately due and payable.  If the Company is not able to refinance this debt when it becomes due, the Company could become subject to bankruptcy proceedings.  Per the credit agreement, the Company was required to maintain a maximum consolidated leverage ratio not to exceed 4.00 to 1.00 as of both September 30, 2006 and 2007, and maintain a minimum interest coverage ratio in excess of 2.75 to 1.00 for the quarters ended September 30, 2006 and 2007.  As a result of the fourth amendment to the credit agreement, beginning December 31, 2005, the Company was further required to maintain a maximum consolidated senior leverage ratio not to exceed 3.00 to 1.00 for the duration of the agreement.  The Company was in compliance with these covenants for the quarters ended September 30, 2006 and 2007.  While Adjusted EBITDA is used to measure the Company’s compliance with its debt covenants, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The calculation of Adjusted EBITDA in accordance with the Company’s amended credit agreement is shown below:

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Net income	$4,304	$3,947	$14,703	$14,396
Income tax expense	2,998	3,006	10,204	10,199
Interest expense, net of interest income	11,038	9,953	30,835	30,415
Amortization expense	1,230	1,139	3,703	3,543
Depreciation expense	20,818	20,450	62,738	62,039
Non-cash share-based compensation (included in selling, general and administrative expenses)	657	871	1,965	2,716
Minority interest expense	551	323	1,586	1,315
Severance and related costs	—	282	536	522
Non-recurring shareholder expense (included in selling, general and administrative expenses)	—	—	—	264
Lawsuit settlement (included in cost of revenues, excluding depreciation and amortization)	—	—	2,500	—
Other non-cash charges (included in other income and expenses, net)	620	385	1,933	515
Adjusted EBITDA	$42,216	$40,356	$130,703	$125,924

Consolidated leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated total debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of September 30, 2006 and 2007, our consolidated leverage ratio was as follows:

	September 30,
	2006	2007
Consolidated total debt	$543,758	$530,343
Last 12 months consolidated Adjusted EBITDA	168,192	166,837
Consolidated leverage ratio	3.23x	3.18x

Consolidated senior leverage ratio, as of the last day of any fiscal quarter, is defined under our credit agreement as the ratio of the consolidated senior debt as of that date to the consolidated Adjusted EBITDA for the four fiscal quarters ending on that date.  As of September 30, 2006 and 2007, our consolidated senior leverage ratio was as follows:

	September 30,
	2006	2007
Consolidated senior debt	$390,217	$376,802
Last 12 months consolidated Adjusted EBITDA	168,192	166,837
Consolidated senior leverage ratio	2.32x	2.26x

Interest coverage ratio is defined under our credit agreement as the ratio of consolidated Adjusted EBITDA to consolidated cash interest expense for the four fiscal quarter period ending on the last day of any fiscal quarter.  As of September 30, 2006 and 2007, our interest coverage ratio was as follows:

	September 30,
	2006	2007
Last 12 months consolidated Adjusted EBITDA	$168,192	$166,837
Last 12 months consolidated cash interest expense	38,007	37,097
Interest coverage ratio	4.43x	4.50x

The reconciliation from net income to Adjusted EBITDA for the 2007 guidance range is shown below:

	2007 Full Year
	Guidance Range
	(Dollars in millions)
Net income	$14.5	$15.1
Income tax expense	10.3	10.7
Depreciation expense; amortization expense; interest expense, net of interest income; minority interest; severance and related costs; non-recurring shareholder expense; non-cash share-based compensation; and other non-cash charges	137.2	138.2

Adjusted EBITDA	$162.0	$164.0

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

	Third Quarter Ended
	September 30,
	2006	2007
MRI
Average number of total systems	323.0	302.8
Average number of scan-based systems	265.9	250.4
Scans per system per day (scan-based systems)	9.37	9.42
Total number of scan-based MRI scans	172,791	160,098
Price per scan	$361.05	$363.05

Scan-based MRI revenue (in millions)	$62.4	$58.1
Non-scan based MRI revenue (in millions)	6.7	7.6
Total MRI revenue (in millions)	$69.1	$65.7

PET and PET/CT
Average number of scan-based systems	68.2	74.7
Scans per system per day	6.01	6.33
Total number of PET and PET/CT scans	25,521	28,888
Price per scan	$1,310	$1,186

Total PET and PET/CT revenue (in millions)	$33.9	$34.5

Revenue breakdown (in millions)
Total MRI revenue	$69.1	$65.7
PET and PET/CT revenue	33.9	34.5
Other modalities and other revenue	10.5	10.0
Total revenues	$113.5	$110.2

Total fixed-site revenue (in millions)	$18.8	$19.2

ALLIANCE IMAGING, INC.

SELECTED STATISTICAL INFORMATION

MRI REVENUE GAP

(in millions)

The Company utilizes the MRI revenue gap as a statistical measure of its MRI client losses and new client contracts.  The MRI revenue gap is calculated by measuring the difference between (a) the quarterly MRI revenue run rate lost as a result of clients choosing to terminate contracts with the Company, excluding clients for which Alliance provides interim service and clients that the Company elects to terminate, and (b) projected quarterly new MRI revenue from new client contracts commencing service in the quarter.

The MRI revenue gap for the last eight calendar quarters and the last twelve month period ended September 30, 2007 is as follows:

	(a)	(b)
	Revenue	New	MRI
	Lost	Revenue	Revenue Gap
2005
Fourth Quarter	$(8.9)	$9.7	$0.8

2006
First Quarter	(10.2)	6.4	(3.8)
Second Quarter	(6.4)	6.2	(0.2)
Third Quarter	(12.9)	4.8	(8.1)
Fourth Quarter	(9.2)	6.4	(2.8)

2007
First Quarter	(8.8)	7.7	(1.1)
Second Quarter	(9.3)	7.4	(1.9)
Third Quarter	(9.7)	4.1	(5.6)

Last Twelve Months Ended
September 30, 2007	$(37.0)	$25.6	$(11.4)